EXHIBIT 99.1
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                         DEERFIELD TRIARC CAPITAL CORP.
                     1ST QUARTER 2007 CONFERENCE CALL SCRIPT

FINANCIAL RELATIONS BOARD

Good morning and welcome to Deerfield Triarc Capital Corp.'s first quarter conference call. The earnings press release was distributed yesterday afternoon. In the release, the company has reconciled all Non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on the company's web site at www.deerfieldtriarc.com under "Press Releases." Additionally, we are hosting a live web cast of today's call, which you can access under the header "Investor Relations". Following this live call, an audio-web cast will be available for one month on the company's web site at www.deerfieldtriarc.com under the same header.

To be added to the company distribution list, please contact me at 312-640-6672.

Management will provide an overview of the quarter, and then we'll open the call to your questions. Before we begin, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Triarc Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in the company's filings with the SEC. The company does not undertake a duty to update any forward-looking statements.

Additionally, we wanted to remind participants that the information contained in this call is current only as of the date of this call, May 11, 2007, and the company assumes no obligation to update any statements, including forward-looking statements made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement.

I would now like to introduce to you Jonathan Trutter, chief executive officer of Deerfield Triarc Capital Corp., and turn the call over to him for his opening remarks. Jonathan, please go ahead....




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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


JONATHAN

Thank you Leslie. I would like to welcome you to today's call and thank you for your participation. Joining me today from the company are Peter Rothschild, Chairman, Rick Smith, our CFO, Rob Grien, our President, Fred White, our general counsel, Aaron Peck, managing director and senior portfolio manager of DFR, and Jim Snyder, managing director and senior portfolio manager for mortgage investments.

Our dividend increased from 36 cents per share in the first quarter of 2006 to 42 cents per share in the first quarter of 2007 and was flat when compared to the prior quarter. Our GAAP net income in the quarter was 44 cents per share, exceeding our dividend by 2 cents.

Our dividend payout was supported by a substantial increase in our Estimated REIT Taxable Income, which was 44 cents per share in the first quarter, approximately a 10 percent increase over the prior year quarter. Our Estimated REIT taxable income exceeded our dividend again this quarter - continued evidence that we are earning more than we are paying.

As you will see in our Effective Rate and Net Return Analysis, DFR earned a total net return on average net investment of 11.3 percent in the 1st quarter, a 44 basis point improvement versus the 4th quarter of 2006. Improved performance was driven by increases in our mortgage returns and the increased investments in non-RMBS assets, where we target a higher return.



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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


In the first quarter of 2007, the structured and syndicated assets portion of our Alternative Investment portfolio, essentially our direct corporate and real estate lending book, experienced slower growth than the prior quarter. Part of the slower growth was attributable to a higher level of payoffs, which contributed realized gains during the quarter, but also tempered our net growth. Overall, our pipeline of new deals continues to grow.

With total investments of $9 billion, our portfolio is approximately 88 percent invested in mortgages, 4 percent invested in other real estate investments and 8 percent in corporate investments. Our focus continues to be on allocation of equity and the ROE that we earn on that equity. At March 31st, we had approximately 29 percent of our equity allocated to Corporate Investments and 5 percent allocated to non-RMBS real estate investments.

On a pro-forma basis, book value per share fell 34 cents to $13.40, which represents a 2.5 percent decline. The decrease was primarily attributable to a $15.8 million temporary impairment charge in equity at quarter end on our Pinetree CDO investment securities, which equates to 31 cents per share. Approximately $180 million of Pinetree securities are collateralized by subprime mortgages, all of which remain investment grade. Although the full amount of 31 cents per share of temporary impairment is required by generally accepted accounting principles as a charge to equity, the company's economic risk is limited to its $12 million equity investment in Pinetree, which equates to 23 cents per share.



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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


To date, the company has received approximately $4.1 million in distributions from the Pinetree CDO on the original investment of $12 million. For further information on the company's limited subprime residential exposure, see our press release dated March 6, 2007.

As we announced on April 20th, DFR has entered into a definitive agreement to acquire Deerfield & Company LLC, DFR's external manager, from Triarc Companies, Inc., which owns a controlling interest in Deerfield, and its other members. We expect the transaction to close sometime in the 3rd quarter.

By acquiring Deerfield, DFR will internalize its investment manager, which will enhance the efficiency of its cost structure and create unanimity of economic interests among its manager, employees and shareholders. This should enhance earnings, produce higher returns on equity and we would expect shareholders to be rewarded with the expansion of our valuation multiple. We believe that Deerfield's positioning as a leading alternative investment manager should be enhanced by the combination, thereby providing DFR with greater access to two key business ingredients: additional capital and new talent.

Over 75 percent of Deerfield's revenues are derived from managing assets other than those of DFR. This transaction will diversify and expand DFR's revenue streams into fee-based, non capital-intensive business lines and will allow DFR to launch and seed new products and increase both our investment and fee income streams. As we said on a prior conference call, we expect this transaction to be accretive to each of: return on equity, cash earnings and cash available for


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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


dividends. Unfortunately we will not be able to answer specific questions regarding the acquisition of Deerfield, since we are subject to the SEC's proxy rules, and the proxy has not yet been filed.

And now I would like to turn the call over to our CFO, Rick Smith, for a more detailed discussion of the quarterly financial results. Rick?

RICK

Thank you Jonathan.

DFR had record first quarter GAAP earnings totaling $22.5 million or 44 cents per diluted share, an increase of $3.4 million or 7 cents per share, compared with the first quarter of 2006. Estimated REIT taxable income, a non-GAAP financial measure, totaled $23.0 million for the quarter, or 44 cents per share, up $2.5 million or 4 cents per share, compared with the prior year quarter.

The improved GAAP earnings performance was primarily driven by:

      o A $4.5 million increase in earnings from investment securities trading activity;

      o     Loan trading income was up $1.4 million over the prior year quarter;
            and

      o Net interest income increased by 4 percent over the prior year, as alternative investments comprise 12.1 percent of total invested assets compared to 9.2 percent in the first quarter of 2006.

Partially offsetting these benefits were:


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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


      o A $1.8 million provision for loan loss in the current quarter on the same loan in which a charge was taken in the fourth quarter of 2006;

      o Break-even results from derivative trading activity compared to gains of $1.4 million in the prior year, as gains in credit default and total return swaps in the current quarter were largely offset by losses on interest rate swaps and sold floors, and finally; and

      o Incentive fee expense grew due to the higher level of overall performance.

First quarter net interest income increased $1.5 million over the prior year after adjusting for hedge ineffectiveness which increased 2006 first quarter results by $589 thousand. The increase was primarily due to:

      o Growth in average invested assets of $953 million over the prior year quarter and $57 million over the fourth quarter of 2006 to $9.1 billion

      o     A better mix of higher yielding alternative investments and,

      o Total invested asset returns on average investment and average net investment increased 4 basis points and 44 basis points, respectively, over the fourth quarter of 2006.

You may recall in prior quarters that we have taken impairment charges on certain interest-only strip securities in our Available-for-Sale account. We are hopeful that the worst of this is behind us - as the charge in the first quarter of 2007 dropped to $202 thousand compared to nearly $5.0 million in the fourth


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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


quarter of 2006; although a sharp decline in rates could result in future charges on these securities.

The $1.8 million provision for loan loss mentioned earlier was necessary as the terms of a restructuring became clearer and more likely to occur, which would result in lower estimated cash flows available to service our mezzanine investment. This loan remains on non-accrual status. $290 thousand of contractual interest was not recorded in GAAP income in the current quarter. We currently have 4 loans on our Credit Watch List, down from 6 at year-end 2006.

Estimated REIT taxable income of $23.0 million increased $2.5 million over the prior year quarter, primarily due to higher GAAP earnings as net taxable income adjustments were just 1 cent per share this quarter. Taxable income fell slightly compared to the 4th quarter of 2006 primarily due to lower realized net gains on interest rate swap trading activity.

Total invested assets were relatively flat to the quarter ended March 31, 2006, increasing less than 1 percent. The structured and syndicated assets portion of our alternative investments portfolio, however, grew $258 million over the prior 12 months and $26 million since year-end 2006. Payoffs of $39.2 million in the current quarter lowered the net growth in this portfolio. The structured and syndicated assets portfolio is primarily comprised of higher yielding corporate loans, such as mezzanine and second lien loans. We continue to expect to redeploy a portion of RMBS paydowns into alternative investments in the coming quarters.



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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


Recently we announced a quarterly distribution of 42 cents per share for the first quarter of 2007. Annualizing this dividend and dividing by our share price (which closed yesterday at $15.95) results in an annualized dividend yield of approximately 10.5 percent.

We have estimated undistributed taxable net income of 2 cents in the first quarter of 2007, 11 cents per share for 2006 and a 1 cent carryover from 2005 - or 14 cents total. We have decided not to distribute 100 percent of our estimated taxable income as quarterly taxable results are only estimates and are subject to change as we receive more definitive tax factors on some of our holdings. We estimate up to 5 cents is at risk for reversal, as it is associated with preliminary tax information on mortgage-backed securities that will not be finalized until later this year. We therefore have approximately 9 to 14 cents per share of undistributed taxable net income available for dividends in 2007.

And now I would like to turn the call back to Jonathan.

JONATHAN

Thank you, Rick.

We thank you for your support and for your participation on this call today. As I said earlier, we will not be able to answer specific questions regarding the acquisition of Deerfield, since we are subject to the SEC's proxy rules, and the


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                                                  Deerfield Triarc Capital Corp.
                                         1st Quarter 2007 Conference Call Script


proxy has not yet been filed. At this time I cannot provide a specific date for when the proxy will be filed, but we continue to believe that it will be in the next few weeks. With that, we can now take your questions.


























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